Exhibit 99.1

Company Contact:	Press Contact:
AVI BioPharma, Inc.	Waggener Edstrom Worldwide
Michael Hubbard (hubbard@avibio.com)	Bioscience and Healthcare Practice
(503) 227-0554	Jenny Moede (jmoede@waggeneredstrom.com)
(503) 443-7000

Investor Contacts:
Lippert/Heilshorn & Associates, Inc.
Jody Cain (jcain@lhai.com)
Bruce Voss (bvoss@lhai.com)
(310) 691-7100

AVI BioPharma Announces 2007 Fourth Quarter and

Full Year Financial Results

Board Elects New Chairman, New Corporate Priorities Unveiled

PORTLAND, Ore. (March 12, 2008) – AVI BioPharma, Inc. (NASDAQ: AVII) today reported financial results for the three and 12 months ended December 31, 2007.

The net loss for the fourth quarter of 2007 was $4.1 million, or $0.07 per share, compared with a net loss for the fourth quarter of 2006 of $6.1 million, or $0.11 per share. Revenues for the fourth quarter of 2007 were $5.2 million, up from $18,000 in the fourth quarter of 2006, reflecting increases in research contracts revenues of $5.1 million, license fees of $31,000 and grants revenues of $6,000.

Research and development (R&D) expenses for the quarter increased to $9.4 million from $6.7 million in the fourth quarter of 2006. The increase reflects $1.9 million in contracting costs for the production of GMP subunits, higher expenses for government research contracts, and chemical and lab supply costs, partially offset by lower compensation-related costs of $240,000. General and administrative (G&A) expenses decreased to $1.5 million from $2.1 million in the prior year period. The decrease was due primarily to lower compensation-related costs, partially offset by higher accounting and legal expenses.

For the year ended December 31, 2007, AVI reported a net loss of $27.2 million, or $0.50 per share, compared with a net loss for the year ended December 31, 2006 of $28.7 million, or $0.54 per share. Revenues for 2007 were $11.0 million, up from $115,000 in 2006, reflecting increases in research contracts revenues of $10.8 million and license fees of $125,000, partially offset by decreases in grants revenues of $51,000.

R&D expenses during 2007 increased to $34.8 million from $25.3 million in the prior year, reflecting $4.5 million expensed for government research contracts and $3.9 million in contracting costs for the production of GMP subunits, partially offset by decreases in employee costs of $1.2 million. G&A expenses increased to $9.3 million from $7.8 million, due primarily to increases in compensation costs of $850,000, of which $1.6 million was related to the Separation and Release Agreement with the company’s former chief executive officer, partially offset by decreases in SFAS 123R expenses of $320,000 and salary and bonuses of $550,000.

AVI had cash, cash equivalents and short-term securities of $25.1 million as of December 31, 2007, a decrease of $8.1 million from December 31, 2006. This decrease was due primarily to $24.7 million used in operations and $2.1 million used for purchases of equipment and patent-related costs, offset by the receipt of $18.6 million in net proceeds from a private equity financing and $119,000 from the exercise of warrants and options, and sales under the company’s employee stock purchase plan.

Board of Directors Update

AVI also announced that Michael D. Casey has been elected Chairman of the Board of Directors, following the resignation, effective March 10, 2008, of Jack L. Bowman from the Board of Directors for personal reasons. Mr. Casey, who has served as a director of AVI since May 2006, was previously President, Chief Executive Officer and Chairman of Matrix Pharmaceutical, Inc.; President of two divisions of Schein Pharmaceutical, Inc.; and President and Chief Operating Officer of Genetic Therapy, Inc. Mr. Casey also spent 25 years in senior positions with Johnson & Johnson. He serves as a director of Allos Therapeutics, Inc., Celgene Corp. and Durect Corporation. He will continue to serve on the company’s Compensation Committee and Nominating and Corporate Governance Committee.

“I am delighted to assume the Chairman position at this important juncture, and am committed to supporting AVI’s management team and staff in reaching our corporate objectives and enhancing shareholder value,” said Mr. Casey. “On behalf of the full board and everyone at AVI, I offer heartfelt thanks to Jack Bowman for his guidance and insights. Jack demonstrated able leadership as Chairman during the past transitional year, as well as through several previous years as a Board member.”

Corporate Priorities Unveiled

“Our proprietary NEUGENE® chemistry provides us with a tremendous opportunity to leverage the control of alternative gene splicing for novel therapeutics. With this technology we believe we can force the cell machinery to skip over targeted packets of information called exons, which in turn produce altered proteins. When the skipped exon contains a disease-causing mutation, we believe that the altered protein may restore function and potentially overcome the devastating clinical consequences of the mutation,” said Leslie Hudson, Ph.D., recently appointed Chief Executive Officer of AVI. “Our ability to target affected regions of the cell for gene splicing has increased with sequencing of the human genome and subsequent advancements in identifying genes responsible for specific diseases. As such, we believe that our NEUGENE technology, and particularly our NEUGENE-based ESPRIT therapeutics, could have applications in numerous indications.”

“Going forward at AVI, we plan on placing greater emphasis on NEUGENE applications for chemical control of alternative gene splicing to increase the value of our clinical pipeline,” he added. “We intend to adapt our infrastructure to support an increased flow of product candidates and to use our financial resources  for the development of our clinical stage projects. We also will review our extensive research portfolio to prioritize projects for exploratory development and the support of partnering efforts.”

Conference Call

AVI BioPharma has scheduled an investor conference call regarding this announcement, and the company’s current and planned business activities, to be held today, March 12, 2008 beginning at 11:00 a.m. Eastern time (8:00 a.m. Pacific time). A webcast slide presentation covering corporate strategy and pipeline updates will accompany conference call commentary and is available on the company’s homepage at www.avibio.com.

Individuals interested in listening to the conference call may do so by dialing (888) 803-8271 within the U.S. and Canada, or (706) 634-2467 for international callers. A telephone replay of the conference call will be available for 48 hours beginning within two hours of the conclusion of the call, by dialing (800) 642-1687 for domestic callers, or (706) 645-9291 for international callers, and entering reservation number 38222923. The live conference call also will be available to private investors via the Internet at www.avibio.com. A replay of the call will be available on the company’s Web site for 14 days following the completion of the call.

About AVI BioPharma

AVI BioPharma develops therapeutic products for the treatment of life-threatening diseases using third-generation NEUGENE antisense drugs and ESPRIT exon skipping technology. AVI’s ESPRIT technology is initially being applied to potential treatments for Duchenne muscular dystrophy. AVI’s NEUGENE compounds are also designed to treat cardiovascular restenosis in stent and coronary artery bypass graft (CABG) procedures. In addition to targeting specific genes in the body, AVI’s antiviral program uses NEUGENE antisense compounds to combat disease by targeting single-stranded RNA viruses, including Marburg and Ebola Zaire viruses. More information about AVI is available at www.avibio.com.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: The statements that are not historical facts contained in this release are forward-looking statements that involve risks and uncertainties, including, but not limited to, the results of research and development efforts, the results of preclinical and clinical testing, the effect of regulation by the FDA and other agencies, the impact of competitive products, product development, commercialization and technological difficulties, and other risks detailed in the company’s Securities and Exchange Commission filings.

AVI BIOPHARMA, INC.

(A Development-Stage Company)

STATEMENTS OF OPERATIONS

(unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2007	2006	2007	2006

Revenues, from license fees, grants and research contracts	$5,186,319	$17,519	$10,985,191	$115,291

Operating expenses:
Research and development	9,401,465	6,721,547	34,760,402	25,345,588
General and administrative	1,453,172	2,068,201	9,332,365	7,752,752
	10,854,637	8,789,748	44,092,767	33,098,340

Other income:
Interest income, net	135,579	443,042	983,976	1,910,037
Gain on warrant liability	1,405,545	2,250,049	4,955,875	2,385,502

Net loss	$(4,127,194)	$(6,079,138)	$(27,167,725)	$(28,687,510)
Net loss per share—basic and diluted	$(0.07)	$(0.11)	$(0.50)	$(0.54)
Shares used in per share calculations	55,252,905	53,000,236	53,942,015	52,660,711

BALANCE SHEET HIGHLIGHTS
(unaudited)

	December 31,	December 31,
	2007	2006
Cash, cash equivalents and short-term securities	$25,074,413	$33,152,132
Total current assets	28,711,451	33,939,913
Total assets	38,637,930	40,862,746
Total current liabilities	9,752,329	8,343,421
Total shareholders’ equity	$26,381,748	$32,519,325

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